Exhibit 99.1

FOR IMMEDIATE RELEASE:     CONTACT: DOUGLAS I. PAYNE
April 25, 2005                      Executive Vice President -
                                    Finance and Administration
                                    (276) 627-2157
                                    e-mail:dpayne@stanleyfurniture.com

                                    ANITA W. WIMMER
                                    Vice President - Controller and Treasurer
                                    (276) 627-2446
                                    e-mail:awimmer@stanleyfurniture.com


                       STANLEY FURNITURE ANNOUNCES RECORD
                SALES AND EARNINGS FOR THE FIRST QUARTER OF 2005

Earnings per share increase 21% on sales gain of 16%

STANLEYTOWN, VA, April 25, 2005/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) today reported record sales and earnings for the first quarter of 2005. Both sales and earnings modestly exceeded the high end of management's previous guidance provided in early February 2005.

Net sales of $83.0 million increased 16.0% and earnings per share grew 21.1% to $.86 from the first quarter of last year. This marks the twelfth consecutive quarter of sales growth and the sixth consecutive quarter of double digit sales gains over the comparable prior year quarter.

Operating income rose to $9.4 million, or 11.3% of net sales, in the first quarter of 2005 from $7.8 million, or 10.9% of net sales, in the first quarter of 2004. Higher sales, increased production levels at the Company's domestic facilities, although at a slower growth rate than sales due to the expansion of sourced items, and operating efficiencies drove the improvement. These improvements were partially offset by inflation in raw materials, compensation costs, energy and freight costs, increased warehouse expense and tariffs imposed on wooden bedroom furniture imported from China.

Strong cash flow in the first quarter was used to purchase $1.9 million of the Company's common stock, pay cash dividends of $778,000 and increase the Company's cash on hand $9.6 million. Approximately $8.3 million remains authorized by the Company's Board of Directors to repurchase shares of the Company's common stock. At April 2, 2005, the Company was in a net cash position with total debt outstanding of $15.7 million and cash on hand of $17.3 million.

Business Outlook

"We are pleased to report another quarter of significant progress," commented Jeffrey R. Scheffer, president and chief executive officer. For the most recent four quarters our sales have increased 15.6% from the previous four quarter period. "We believe market share gains are driving our sales growth. Blending efficient domestic manufacturing in our highly focused facilities with intelligent outsourcing of certain component parts and finished goods has allowed us to improve the styling and value of our products. Combining this with our culture and reputation for high quality and fast delivery differentiates us from our competition. We enter the second quarter with considerable momentum and anticipate 2005 to be another good year."

Management offers the following guidance for total year 2005.

o Net sales are expected to be in the range of $330 million to $340 million, an increase of 8% to 11% over the prior year.
o Operating income is expected to be in the range of $37.8 million to $38.8 million.
o The Company's effective tax rate is expected to be in the range of 35.5% to 36.0% in 2005.
o Earnings per share are expected to be in the range of $3.45 to $3.55 compared to $3.17 for 2004.

Management offers the following guidance for the quarter ending July 2, 2005.

o Net sales are expected to be in the range of $79.0 million to $81.5 million, an increase of 9% to 13% over the second quarter of 2004.
o Operating income is expected to be in the range of $8.4 million to $9.0 million.
o Earnings per share are expected to be in the range of $.76 to $.81 compared to record earnings of $.80 per share in the year-ago quarter.

Other Information

All earnings per share amounts are on a diluted basis.

Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown and Martinsville, Va. and Robbinsville and Lexington, N.C. Its common stock is traded on the Nasdaq stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, April 26, at 9:00 Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company's web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through May 2, 2005) is (877) 660-6853, the account reference number is 275 and the conference number is 146014.


Forward-Looking Statements

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the Company's reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include competition in the furniture industry including competition from lower-cost foreign manufacturers, the Company's success in executing its blended strategy of combining offshore sourcing and domestic manufacturing, disruptions in offshore sourcing including those arising from supply or distribution disruptions or changes in political or economic conditions affecting the countries from which the Company obtains offshore sourcing, international trade policies of the United States and countries from which the Company obtains offshore sourcing, the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, fluctuations in foreign freight cost, credit exposure to customers, capital costs and general economic conditions. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.



                                  TABLES FOLLOW











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



                         STANLEY FURNITURE COMPANY, INC.
                         Consolidated Operating Results
                      (in thousands, except per share data)
                                   (unaudited)

                                                             Three Months Ended
                                                            April 2,      Mar 27,
                                                              2005        2004
                                                            -------      -------

Net sales ............................................      $82,950      $71,520
Cost of sales ........................................       62,485       54,299
                                                            -------      -------
    Gross profit .....................................       20,465       17,221
Selling, general and administrative expenses .........       11,051        9,417
                                                            -------      -------
  Operating income ...................................        9,414        7,804

Other income, net ....................................           65           53
Interest income ......................................           51            6
Interest expense .....................................          569          632
                                                            -------      -------
 Income  before income taxes..........................        8,961        7,231
Income taxes .........................................        3,201        2,624
                                                            -------      -------
 Net income...........................................      $ 5,760      $ 4,607
                                                            =======      =======
Diluted earnings per share ...........................      $  0.86      $  0.71
                                                            =======      =======
Weighted average number of shares ....................        6,700        6,449
                                                            =======      =======

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                         STANLEY FURNITURE COMPANY, INC.
                      Consolidated Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                      April 2,    Mar 27,    Dec 31,
                                                        2005       2004       2004
                                                      --------   --------   --------
Assets
Current assets:
     Cash .........................................   $ 17,272   $  5,351   $  7,632
     Accounts receivable, net .....................     40,599     36,141     36,036
     Inventories ..................................     71,678     56,341     73,658
     Prepaid expenses and other current assets ....        955      1,105      1,585
     Deferred income taxes ........................      2,409      2,855      2,414
                                                      --------   --------   --------
         Total current assets .....................    132,913    101,793    121,325

Property, plant and equipment, net ................     51,155     53,804     51,342
Goodwill ..........................................      9,072      9,072      9,072
Other assets ......................................      6,701      6,836      7,149
                                                      --------   --------   --------
         Total assets .............................   $199,841   $171,505   $188,888
                                                      ========   ========   ========
Liabilities and Stockholders' Equity
Current liabilities:
     Current maturities of long-term debt .........   $  4,257   $  2,728      4,257
     Accounts payable .............................     17,292     15,069     16,056
     Accrued expenses .............................     14,856     13,470     12,445
                                                      --------   --------   --------
         Total current liabilities ................     36,405     31,267     32,758

Long-term debt ....................................     11,428     15,686     11,428
Deferred income taxes .............................     10,488     11,386     10,742
Other long-term liabilities .......................      6,667      6,029      6,695
Stockholders' equity ..............................    134,853    107,137    127,265
                                                      --------   --------   --------
         Total liabilities and stockholders' equity   $199,841   $171,505   $188,888
                                                      ========   ========   ========

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                         STANLEY FURNITURE COMPANY, INC.
                 Consolidated Condensed Statements of Cash Flows
                                 (in thousands)
                                   (unaudited)

                                                          Three Months Ended
                                                         April 2,    Mar 27,
                                                           2005       2004
                                                         --------   --------
Cash flows from operating activities:
  Cash received from customers .......................   $ 78,365    $ 65,556
  Cash paid to suppliers and employees ...............    (67,967)    (57,613)
  Interest received (paid), net ......................         45        (160)
  Income taxes paid, net .............................       (269)       (250)
                                                         --------    --------
    Net cash provided by operating activities ........     10,174       7,533
                                                         --------    --------
Cash flows from investing activities:
  Capital expenditures ...............................     (1,196)        (44)
  Other, net .........................................         (6)        (88)
                                                         --------    --------
    Net cash used by investing activities ............     (1,202)       (132)
                                                         --------    --------
Cash flows from financing activities:
  Repayment of senior notes ..........................                 (4,286)
  Purchase and retirement of common stock ............     (1,868)
  Dividends paid .....................................       (778)       (622)
  Proceeds from exercise of stock options ............      3,314         349
                                                         --------    --------
    Net cash provided (used) by financing activities .        668      (4,559)
                                                         --------    --------
Net  increase in cash ................................      9,640       2,842
Cash at beginning of period ..........................      7,632       2,509
                                                         --------    --------
  Cash at end of period ..............................   $ 17,272    $  5,351
                                                         ========    ========
Reconciliation of net income to
  net cash provided by operating activities:
    Net income .......................................   $  5,760    $  4,607
    Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization ..................      1,402       1,421
      Deferred income taxes ..........................       (249)     (1,174)
      Changes in working capital .....................      2,836       1,284
      Other assets ...................................        453         243
      Other long-term liabilities ....................        (28)      1,152
                                                         --------    --------
  Net cash provided by operating activities ..........   $ 10,174    $  7,533
                                                         ========    ========
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